Exhibit 3.83
ARTICLES OF INCORPORATION
OF
NORMAL LIFE OF CALIFORNIA, INC.
I
          The name of this corporation is NORMAL LIFE OF CALIFORNIA, INC.
II
          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
III
          The name and address in the State of California of this corporation’s initial agent for service of process is:
CT Corporation System
818 West Seventh Street
Los Angeles, CA 90017
IV
          This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is one hundred (100).
V
          The liabiiiry of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Caiifornia law.
VI
          The corporation is authorized to provide indemnification of directors, officers, and agents of the corporation through Bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent oerr:rissible under California law.
Dated: April 10, 1997.

/s/ William T. Manierre
William T. Manierre. Incorporator